Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (July 25, 2018)    Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $0.15 per share will be paid September 4, 2018 to shareholders of record on the close of business on August 8, 2018.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business. At June 30, 2018, there were 1,224 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®. An additional 62 retail franchises have been awarded but are not open. In addition, at June 30, 2018, the Company had a lease portfolio of  $43.4 million.